Exhibit (n)


                         AMENDED AND RESTATED RULE 18F-3
                                MULTI-CLASS PLAN

                                       FOR

                             GABELLI GOLD FUND, INC.


                This Amended and Restated Multi-Class Plan (this "Multi-Class Plan") is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of shares in relation to Gabelli Gold Fund, Inc., (the "Fund"), in accordance with the terms, procedures and conditions set forth below. A majority of the Directors of the Fund, including a majority of the Directors who are not interested persons of the Fund within the meaning of the Act, have found this Multi-Class Plan, including the expense allocations, to be in the best interest of the Fund and each Class of Shares constituting the Fund.

         A. DEFINITIONS. As used herein, the terms set forth below shall have the meanings ascribed to them below.

                1. THE ACT - the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

                2.    CDSC - contingent deferred sales charge.

                3. CDSC PERIOD - the period of time following acquisition during which Shares are assessed a CDSC upon redemption.

                4.    CLASS - a class of Shares of the Fund.

                5. CLASS A SERIES SHARES - shall have the meaning ascribed in Section B.1.

                6. CLASS B SERIES SHARES - shall have the meaning ascribed in Section B.2.

                7. CLASS C SERIES SHARES - shall have the meaning ascribed in Section B.3.

                8. CLASS AAA SERIES SHARES - shall have the meaning ascribed in Section B.4.

                9. CLASS I SERIES SHARES- shall have the meaning ascribed in Section B.5.

                10. DISTRIBUTION EXPENSES - expenses, including allocable overhead costs, imputed interest, any other expenses and any element of profit referred to in a Plan of
                      Distribution and/or board resolutions, incurred in activities which are primarily intended to result in the distribution and sale of Shares.

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                11.   DISTRIBUTION  FEE - a fee paid by the Fund in  respect  of the assets of a Class of the Fund to the Distributor pursuant to the Plan of Distribution relating to the Class.

                12.   DIRECTORS - the directors of the Fund.

                13.   DISTRIBUTOR - Gabelli & Company, Inc.

                14.   FUND -Gabelli Gold Fund, Inc..

                15.   IRS - Internal Revenue Service

                16.   NASD - National Association of Securities Dealers, Inc.

                17. PLAN OF DISTRIBUTION - any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee.

                18. PROSPECTUS - the prospectus, including the statement of additional information incorporated by reference therein, covering the Shares of the referenced Class or Classes of the Fund.

                19.   SEC - Securities and Exchange Commission

                20. SERVICE FEE - a fee paid to financial intermediaries, including the Distributor and its affiliates, for the ongoing provision of personal services to shareholders of a Class A Series and/or the maintenance of shareholder accounts relating to a Class.

                21.   SHARE - a share in the Fund.

         B. CLASSES. Subject to further amendment, the Fund may offer different Classes of Shares constituting the Fund as follows:

                1. CLASS A SERIES SHARES. Class A Series Shares means Gabelli Gold Fund, Inc. Class A Series as designated by Articles Supplementary adopted by the Directors. Class A Series
                      Shares shall be offered at net asset value plus a front-end sales charge set forth in the Prospectus from time to time, which may be reduced or eliminated in any manner not prohibited by the Act or the NASD as set forth in the Prospectus. Class A Series Shares that are not subject to a front-end sales charge as a result of the foregoing may be subject to a CDSC for the CDSC Period set forth in Section D.1. The offering price of Class A Series Shares subject to a front-end sales charge shall be computed in accordance with the Act. Class A Series Shares shall be subject to ongoing Distribution Fees or Service Fees approved from time to time by the Directors and set forth in the Prospectus.

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                2.    CLASS B SERIES SHARES. Class B Series Shares means Gabelli
                      Gold Fund, Inc. Class B Series as designated by Articles Supplementary adopted by the Directors. Class B Series
                      Shares shall be (1) offered at net asset value, (2) subject to a CDSC for the CDSC Period set forth in Section D.1, (3) subject to ongoing Distribution Fees and Service Fees approved from time to time by the Directors and set forth in the Prospectus and (4) converted to Class A
                      Series   Shares   on  the  first   business   day  of  the
                      ninety-seventh calendar month following the calendar month in which such Shares were issued. For Class B Series Shares previously exchanged for shares of a money market fund the investment adviser of which is the same as or an affiliate of the investment adviser of the Fund, the time period during which such Shares were held in the money market fund will be excluded.

                3. CLASS C SERIES SHARES. Class C Series Shares means Gabelli Gold Fund, Inc. Class C Series as designated by Articles Supplementary adopted by the Directors. Class C Series
                      Shares shall be (1) offered at net asset value, (2) subject to a CDSC for the CDSC Period set forth in Section
                      D.1. and (3) subject to ongoing Distribution Fees and Service Fees approved from time to time by the Directors and set forth in the Prospectus.

                4. CLASS AAA SERIES SHARES. Class AAA Series Shares means Gabelli Gold Fund, Inc. Class AAA Series as designated by Articles Supplementary adopted by the Directors. Class AAA Series Shares shall be (1) offered at net asset value, (2) sold without a front end sales charge or CDSC, (3) offered only to investors acquiring Shares directly from the Distributor or from a financial intermediary with whom the Distributor has entered into an agreement expressly authorizing the sale by such intermediary of Class AAA Series Shares and (4) subject to ongoing Distribution Fees or Service Fees approved from time to time by the Directors and set forth in the Prospectus.

                5. CLASS I SERIES SHARES. Class I Series Shares means Gabelli Gold Fund, Inc. Class I Series as designated by Articles Supplementary adopted by the Directors. Class I Shares shall be (1) offered at net asset value, (2) sold without a front-end sales load or CDSC, and (3) offered to (a) institutions acquiring Shares directly from the Distributor or from a financial intermediary with whom the Distributor has entered into an agreement expressly authorizing  the  sale by  such  intermediary  of  Class I
                      Shares and whose initial investment is not less than the minimum amount set forth in the Prospectus from time to time and (b) certain persons (e.g. Directors or Trustees of any mutual fund advised by or administered by the Trust's Adviser or its affiliates, or employees of the Trust's Adviser or its affiliates, their spouses and minor children) determined from time to time by the Trustees and described in the Prospectus who are purchasing for their own account, and (4) not subject to ongoing Distribution Fees or Service Fees.

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         C.     RIGHTS AND  PRIVILEGES  OF  CLASSES.  Each of the Class A Series
                Shares, Class B Series Shares, Class C Series Shares, Class AAA Series Shares and Class I Series Shares will represent an interest in the same portfolio of assets and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions except as described otherwise in the Articles Supplementary adopted by the Directors with respect to each of such Classes.

         D. CDSC. A CDSC may be imposed upon redemption of Class A Series Shares, Class B Series Shares and Class C Series Shares that do not incur a front end sales charge subject to the following conditions:

                1. CDSC PERIOD. The CDSC Period for Class A Series Shares and Class C Series Shares shall be up to twenty-four months plus any portion of the month during which payment for such Shares was received. The CDSC Period for Class B Series Shares shall be up to ninety-six months plus any portion of the month during which payment for such Shares was received. The CDSC Period for any Class may from time to time be reduced on subsequent and/or prior sales and, if reduced, may subsequently be increased on subsequent sales to not more than the number on months specified above for that Class.

                2. CDSC RATE. The CDSC rate shall be recommended by the Distributor and approved by the Directors. If a CDSC is imposed for a period greater than thirteen months in each succeeding twelve months of the CDSC Period after the first twelve months (plus any initial partial month) the CDSC rate must be less than or equal to the CDSC rate in the preceding twelve months (plus any initial partial month).

                3. DISCLOSURE AND CHANGES. The CDSC rates and CDSC Period shall be disclosed in the Prospectus and may be decreased at the discretion of the Distributor but may not be increased beyond the amount set forth herein unless approved as set forth in Section L. Increases made after a previous decrease shall not be applied to any Shares sold prior to such increase.

                4. METHOD OF CALCULATION. The CDSC shall be assessed on an amount equal to the lesser of the then current net asset value or the cost of the Shares being redeemed. No CDSC shall be imposed on increases in the net asset value of the Shares being redeemed above the initial purchase price. No CDSC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions. The order in which Class B Series Shares and Class C Series Shares are to be redeemed when not all of such Shares would be subject to a CDSC shall be as determined by the Distributor in accordance with the provisions of Rule 6c-10 under the Act.

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                5.    WAIVER. The Distributor may in its discretion waive a CDSC otherwise due upon the redemption of Shares of any Class under circumstances previously approved by the Directors and disclosed in the Prospectus and as allowed under Rule 6c-10 under the Act.

                6. CALCULATION OF OFFERING PRICE. The offering price of Shares of any Class subject to a CDSC shall be computed in accordance with Rule 22c-1 under the Act and Section 22(d) of the Act and the rules and regulations thereunder.

                7. RETENTION BY DISTRIBUTOR. The CDSC paid with respect to Shares of any Class may be retained by the Distributor to reimburse the Distributor for commissions paid by it in connection with the sale of Shares subject to a CDSC and for Distribution Expenses.

         E. SERVICE AND DISTRIBUTION FEES. Class A Series Shares and Class AAA Series Shares shall be subject to ongoing Distribution Fees or Service Fees not in excess of 0.25% per annum of the average daily net assets of the relevant Class. Class B Series Shares and Class C Series Shares shall be subject to a Distribution Fee not in excess of 0.75% per annum of the average daily net assets of the Class and a Service Fee not in excess of 0.25% of the average daily net assets of the Class. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the plans adopted by the Fund with respect to such fees and Rule 12b-1 of the Act.

         F. CONVERSION. Shares acquired through the reinvestment of dividends and capital gain distributions paid on Shares of a Class subject to conversion shall be treated as if held in a separate sub-account. Each time any Shares of a Class in a shareholder's account (other than Shares held in the sub-account) convert to Class A Series Shares, a proportionate number of Shares held in the sub-account shall also convert to Class A Series Shares. All conversions shall be effected on the basis of the relative net asset values of the two Classes without the imposition of any sales load or other charge. So long as any Class of Shares converts into Class A Series Shares, the Distributor shall waive or reimburse the Fund, or take such other actions with the approval of the Directors as may be reasonably necessary to ensure that, the expenses, including payments authorized under a Plan of Distribution, applicable to the Class A Series Shares are not higher than the expenses, including payments authorized under a Plan of Distribution, applicable to the Class of Shares that converts into Class A Series Shares. Shares acquired through an exchange privilege will convert to Class A Series Shares after expiration of the conversion period applicable to such Shares. The continuation of the conversion feature is subject to continued compliance with the rules and regulations of the SEC, the NASD and the IRS.

         G.     ALLOCATION  OF  LIABILITIES,  EXPENSES,  INCOME AND GAINS  AMONG
                CLASSES.

                1. LIABILITIES AND EXPENSES APPLICABLE TO A PARTICULAR CLASS. Each Class shall pay any Distribution Fee and Service Fee applicable to that Class. Other expenses applicable to any of the foregoing Classes such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of the Fund's assets, shall be allocated among such Classes in different amounts in accordance with the terms of each such Class if they are actually incurred in different amounts by such Classes or if such Classes receive services of a different kind or to a different degree than other Classes.

                2. INCOME, LOSSES, CAPITAL GAINS AND LOSSES, AND LIABILITIES AND OTHER EXPENSES APPLICABLE TO ALL CLASSES. Income, losses, realized and unrealized capital gains and losses, and any liabilities and expenses not applicable to any particular Class shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

                3. DETERMINATION OF NATURE OF ITEMS. The Directors shall determine in their sole discretion whether any liability, expense, income, gains or loss other than those listed herein is properly treated as attributed in whole or in part to a particular Class or all Classes.

         H. EXCHANGE PRIVILEGE. Holders of Class A Series Shares, Class B Series Shares, Class C Series Shares, Class AAA Series Shares and Class I Series Shares shall have such exchange privileges as are set forth in the Prospectus for such Class. Exchange privileges may vary among Classes and among holders of a Class.

         I.     VOTING RIGHTS OF CLASSES.

                1. Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to that Class, provided that:

                      1. If any amendment is proposed to the Plan of Distribution under which Distribution Fees or Service Fees are paid with respect to Class A Series Shares of the Fund that would increase materially the amount to be borne by Class A Series Shares under such Plan of Distribution, then no Class B Series Shares shall convert into Class A Series Shares of the Fund until the holders of Class B Series Shares of the Fund have also approved the proposed amendment.

                      2. If the holders of either the Class B Series Shares referred to in subparagraph a. do not approve the proposed amendment, the Directors and the Distributor shall take such action as is necessary to ensure that the Class voting against the amendment shall convert into another Class identical in all material respects to Class A Series Shares of the Fund as constituted prior to the amendment.

                2. Shareholders of a Class shall have separate voting rights on any matter submitted to shareholders with respect to which the interest of one Class differs from the interests of any other Class, provided that:

                      1. If the holders of Class A Series Shares approve any increase in expenses allocated to the Class A Series Shares, then no Class B Series Shares shall convert into Class A Series Shares of the Fund until the holders of Class B Series Shares of the Fund have also approved such expense increase.

                      2. If the holders of Class B Series Shares referred to in subparagraph a. do not approve such increase, the Directors and the Distributor shall take such action as is necessary to ensure that the Class B Series Shares shall convert into another Class identical in all material respects to Class A Series Shares of the Fund as constituted prior to the expense increase.


         J. DIVIDENDS AND DISTRIBUTIONS. Dividends and capital gain distributions paid by the Fund with respect to each Class, to the extent any such dividends and distributions are paid, will be calculated in the same manner and at the same time on the same day and will be, after taking into account any differentiation in expenses allocable to a particular Class, in substantially the same proportion on a relative net asset value basis.

         K.     REPORTS  TO  DIRECTORS.   The  Distributor   shall  provide  the
                Directors such information as the Directors may from time to time deem to be reasonably necessary to evaluate this Plan.

         L. AMENDMENT. Any material amendment to this Multi-Class Plan shall be approved by the affirmative vote of a majority (as defined in the Act) of the Directors of the Fund, including the affirmative vote of the Directors of the Fund who are not interested persons of the Fund, except that any amendment that increases the CDSC rate schedule or CDSC Period must also be approved by the affirmative vote of a majority of the Shares of the affected Class. Except as so provided, no amendment to this Multi-Class Plan shall be required to be approved by the shareholders of any Class of the Shares constituting the Fund. The Distributor shall provide the Directors such information as may be reasonably necessary to evaluate any amendment to this Multi-Class Plan.




         Dated:  November 19, 2003